Gryphon reports 174 meter (570 ft.) gold mineralized zone
Including 23 meters of 7.4 grams per tonne (75 feet of 0.22opt)

August 23, 2007 Vancouver, B.C. - Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) is pleased to report continued success in the development drilling of the Graben gold resource and the exploration drilling of the pediments for additional gold deposits on its 503,000 (measured), 709,000 (indicated) and 600,000 (inferred) ounce Borealis property in Nevada.

Graben resource expansion: The development drilling program continues to successfully expand the Graben deposit’s gold resources as well as extending its footprint to the west. Specifically the latest round of drill holes (see plan map at www.gryphongold.com/s/BorealisExploration.asp ) are summarized as follows:

  Hole G-51 is the most important drill hole since reporting at the end of June 2007. It is a 100 foot step-out to the south of the high grade hole G-29 (50 meters of 7.12 grams or 165 feet of 0.21 opt) in an area that had no previous drilling information. It returned a significant 174 meter (570 foot) quartz-pyrite gold mineralized interval from 223 meters to 358 meters.

Assays results of G-51 show a 39 meter intercept of 5.0 gpt (125 feet of 0.15 opt) within which there were 23 meters of 7.4 gpt (75 feet of 0.22opt).

The drill then encountered a steeply dipping narrow ‘fissure’ that trapped the drill for 73 meters. Too few samples were recovered from within the highly fractured zone to determine a definitive assay grade, however the partially recovered material is clearly gold bearing. Such highly fractured zones are often associated with the highest grade intercepts within the Graben.

Below the fissure there is a further 62 meters of 1.4 gpt (205 feet of 0.04 opt). This total 174 meter (570 feet) high-grade mineralized area of the Graben deposit will be followed up once modeling of the zone is completed.

	From	To	Interval	Gold	Interval	Gold
Area: Graben	(meters)	(meters)	(meters)	(g/tonne)	(feet)	(oz/ton)
Hole No.
G-51 has	184	223	39	5.0	125	0.15
(including)	195	218	23	7.4	75	0.22
and fissure zone	223	296	73	no assays*	240	no assays*
and	296	358	62	1.4	205	0.04

*Too few samples were recovered from within the highly fractured fissure to determine a definitive assay grade, however the partially recovered material is clearly gold bearing. The mineralization is composed of multiple fracture systems and the length of the vertical intercepts may or may not represent true width/thicknesses. The assays were prepared by Inspectorate America Corp., Sparks NV.

  Holes G-44 to G-49 continue to expand the thick favorable quartz-pyrite alteration zone (that was identified by hole G-43 as reported June 26, 2007 at 75 meters of 3.0 gpt) westward and contain a horizontal zone of modest gold grades.

 These drilling results support the interpretation that the high grade gold zones are more extensive than previously indicated and that the Graben deposit’s footprint it still expanding. For a complete listing of all of Gryphon’s recent drill results see www.gryphongold.com/i/pdf/DrillResults2007.pdf .

A new resource calculation incorporating the results of all new holes drilled in the Graben by Gryphon Gold from March 2006 to August, 2007 is scheduled for completion in September. This will add 37 holes to the calculation in addition to the original 90 holes by which the current 530,000 (measured and indicated) and 350,000 (inferred) ounce Graben gold resource was initially defined.

Pediment exploration program: For the next two months the drill will be rotated to follow up on the previous exploration success in the pediments, and drilling of the areas immediately to the north of the pediments along the granite range front near the Cero Duro and Jamies Ridge resources. The company has reverted to a single shift reverse circulation drilling program from the double shifted program initiated in mid-February of this year. A single shift will allow for sufficient turn around time for the assays results from the Pediment exploration holes to be able to guide the drill site selection. Several holes have been completed and will be reported when assays have been received.

Gryphon Gold is a Nevada focused exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposits are located in the Walker Lane gold belt of western Nevada. Nevada Eagle Resources (a wholly own subsidiary), has an additional 54 highly prospective gold properties located in some of the most desirable gold trends in Nevada. Nevada Eagle’s principal properties have a cumulative 900,000 of historical1 ounces of gold.

The Company has 57.2 million shares outstanding with a cash balance of approximately US $4.8million as at August 21, 2007. All our cash resides in a Bank savings account, we have no joint ventures with majors exposing us to any derivative risk nor do we have any hedges.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION
ALBERT J. MATTER, CHAIRMAN

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements

1The historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not been prepared in accordance with CIM NI 43 101 standards and thus their reliability has not been verified.